UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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Ultratech Inc.

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Company Contacts: Ultratech, Inc. Bruce R. Wright, 408/321-8835 Senior Vice President and CFO

Investor Relations: The Blueshirt Group Suzanne Schmidt, 415/217-4962 suzanne@blueshirtgroup.com Melanie Solomon, 415/217-4964 melanie@blueshirtgroup.com	Media Relations: Joele Frank, Wilkinson Brimmer Katcher Steve Frankel / Nick Leasure 212/355-4449

ULTRATECH RESPONDS TO NEUBERGER BERMAN

SAN JOSE, Calif., July 13, 2016 — Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), as well as atomic layer deposition (ALD) systems, today issued the following response to Neuberger Berman’s (“Neuberger”) most recent letter to Ultratech stockholders.

Contrary to the recent public statements made by Neuberger, Ultratech has provided responses to the points raised. In addition, in order to make sure its stockholders had all the facts about Neuberger’s director nominees, Ultratech factually outlined the numerous concerns of its Board of Directors that arose from the thorough vetting of Ronald Black and Beatriz Infante.

Beginning in 2015, Ultratech’s Board and management team have been actively engaged with Neuberger regarding its issues. Instead of continuing to work with Ultratech to identify candidates with the right credentials to serve on the Company’s Board, Neuberger chose to end the constructive dialogue and launch a costly and distracting proxy fight. Ultratech remains willing to engage with Neuberger and recently reached out to Neuberger in an attempt to resolve this contest. Unfortunately, based on these discussions, the Company believes Neuberger is more interested in a contested vote as opposed to reaching a mutually agreeable resolution for the benefit of all stockholders.

As such, Ultratech believes its stockholders should question Neuberger’s true motives, and encourages its stockholders to look at and consider the facts:

•	Ultratech’s Board and management team are successfully executing a strategy to drive stockholder value. As a result, Ultratech’s stock price has appreciated more than 34 percent over the last twelve months[i].

¡	Over this same period, Neuberger’s Intrinsic Value Fund was down 3 percent and also underperformed the S&P 500.

•	Ultratech’s Board is composed of carefully selected and highly-qualified directors with a deep understanding of and relevant experience in the semiconductor industry. The Board also has members with significant financial expertise, public company experience and notable backgrounds in consumer electronics and software.

•	Ultratech has publicly committed to a process by which it will refresh its Board. This process led to the nomination of Dr. Paramesh Gopi to stand for election at the 2016 Annual Meeting, with Joel Gemunder stepping down from the Board. Furthermore, the Board will add a highly-qualified director candidate for each of the following two to three years, resulting in an average tenure of the directors of approximately 10 years following the 2019 Annual Meeting.ii

•	Ultratech has had a longstanding succession plan whereby Bruce R. Wright, Chief Financial Officer, would succeed as CEO in the event Art Zafiropoulo could not perform his duties. In February 2016, Ultratech announced a longer-term succession plan with the promotion of two individuals to executive officer positions – Tammy D. Landon and Dave Ghosh.

•	Ultratech is surprised that Neuberger continues to omit disclosing to Ultratech stockholders all of the facts concerning Dr. Black and Ms. Infante while they served on the board and/or management at other companies:

¡	Dr. Black was the CEO of MobiWire. MobiWire filed for bankruptcy.

¡	Ms. Infante was the co-founder and director of software development for Momenta. Momenta filed for bankruptcy.

¡	Specific to Dr. Black:

¡	A number of Ultratech’s customers have expressed their concerns with having Dr. Black on the board of Ultratech because of his position as President and CEO of Rambus.

•	Rambus has established a reputation for patent litigation within the industry, thereby threatening Ultratech’s relationship with several of its customers.

•	Despite touting that Rambus’ stock price doubled (to around $11.57) while Dr. Black has been CEO, Rambus’ stock price continues to trade well below its peak stock price over the last 10 years of $24.40 per share.

¡	If elected to Ultratech’s Board, Dr. Black would sit on the board of directors of five companies, both public and private, including Rambus, where he serves as its President and CEO, and would be an “overboarded” director.

¡	The sale of Wavecom under Dr. Black’s leadership for €8.50 per share represented a discount of more than 37 percent to Wavecom’s initial public offering at €13.50 per share.

¡	Specific to Ms. Infante:

¡	During her tenure as President, CEO and Chairman of Aspect Communications Corporation, Aspect’s share price declined from $34.44iii to $7.53iv, representing a decline of more than 78 percent.

¡	The facts concerning numerous other publicly traded companies where she was a director or executive officer:

•	Liquidity, Current Director – Stock down approximately 59 percent.

•	Sonus, Current Director – Stock down approximately 30 percent.

•	Emulex Corp., Past Director –Voted in favor of selling Emulex for $8 per share when an $11 per share offer was on the table only a few years prior. She was also the defendant in a stockholder suit.

¡	Ultratech believes that Neuberger is required to disclose all of the relevant facts concerning their nominees to Ultratech stockholders so that Ultratech stockholders can make an informed decision.

The Ultratech Board unanimously recommends that stockholders vote on the WHITE proxy card “FOR” all seven of the Company’s highly qualified and experienced director nominees - Arthur W. Zafiropoulo, Michael Child, Paramesh Gopi, Nicholas Konidaris, Dennis R. Raney, Henri Richard and Rick Timmins.

For more information, please visit Ultratech’s investor relations website at http://ir.ultratech.com.

Every Vote Is Important, No Matter How Many Or How Few Shares Stockholders Own.

Please vote the WHITE proxy card TODAY. If stockholders have any questions or require any assistance with voting your shares or if you need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Stockholders May Call Toll-Free: (800) 252-8173

Banks & Brokers May Call: (212) 269-5550

About Ultratech

Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high- brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition, the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

Important Additional Information

In connection with the solicitation of proxies, Ultratech, Inc. (“Ultratech”) has filed with the Securities and Exchange Commission (the “SEC”), a definitive proxy statement and other relevant documents concerning the proposals to be presented at Ultratech’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The proxy statement contains important information about Ultratech and the 2016 Annual Meeting. In connection with the 2016 Annual

Meeting, Ultratech has mailed the definitive proxy statement to stockholders. In addition, Ultratech files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about Ultratech and the proposals to be presented at the 2016 Annual Meeting. These documents are available free of charge at the SEC’s website (www.sec.gov) or from Ultratech at our investor relations website (http://ir.ultratech.com). The contents of any websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Ultratech and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Ultratech’s stockholders in connection with the election of directors and other matters to be proposed at the 2016 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Ultratech with the SEC.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management’s current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors’ products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q filed for the quarterly period ended April 2, 2016. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

(UTEKF)

i Last twelve months ended July 12, 2016.

ii Assumes retirement of Ultratech’s longest tenured directors, excluding the Chairman and Lead Director.

iii Aspect’s closing stock price on April 5, 2000, the last trading day prior to the announcement of Ms. Infante’s appointment as Aspect’s President and CEO.

iv Aspect’s closing stock price on August 17, 2003, the last trading day prior to the announcement of Ms. Infante’s departure from Aspect.